UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549


SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. ________)*


ESAFETYWORLD, INC.
_______________________________________________________________________________
(Name of Issuer)

Common Stock, Par Value $0.001 per share
_______________________________________________________________________________
(Title of Class of Securities)

29605M109
_______________________________________________________________________________
(CUSIP Number)

May 28, 2003
_______________________________________________________________________________
(Date of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[X] Rule 13d-1(c)

[ ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





CUSIP No. 29605M109
_______________________________________________________________________________

1.	Names of Reporting Persons
	Hamilton Partners

	I.R.S. Identification Nos. of above persons (entities only)
	22-3705767
_______________________________________________________________________________

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)
	(b)
_______________________________________________________________________________

3.	SEC Use Only
_______________________________________________________________________________

4.	Citizenship or Place of Organization
	New Jersey
_______________________________________________________________________________
5.	Number of Shares Beneficially Owned by Each Reporting Person with Sole
	Voting Power
	-0-
_______________________________________________________________________________

6.	Number of Shares Beneficially Owned by Each Reporting Person with
	Shared Voting Power
	182,400
_______________________________________________________________________________

7.	Number of Shares Beneficially Owned by Each Reporting Person with Sole
	Dispositive Power
	-0-
_______________________________________________________________________________

8.	Number of Shares Beneficially Owned by Each Reporting Person with
	Shared Dispositive Power
	182,400
_______________________________________________________________________________

9.	Aggregate Amount Beneficially Owned by Each Reporting Person
	182,400
_______________________________________________________________________________

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
	Instructions) ......
_______________________________________________________________________________

11.	Percent of Class Represented by Amount in Row (9)
	6.08%
_______________________________________________________________________________

12.	Type of Reporting Person (See Instructions)
	PN





Item 1.

(a)	Name of Issuer
	ESAFETYWORLD, INC.

(b)	Address of Issuer's Principal Executive Offices
	80 Orville Dr., Bohemia, NY  11716

Item 2.

(a)	Name of Person Filing
	Eric Hirsch

(b)	Address of Principal Business Office or, if none, Residence
	c/o Hamilton Partners, 92 West Main St., Freehold, NJ  07728

(c)	Citizenship
	United States

(d)	Title of Class of Secuirites
	Common Stock, Par Value $0.001 per share

(e)	CUSIP Number
	29605M109

Item 3.	If this statement is filed pursuant to Section 240.13d-1(b) or
	240.13d-2(b) or (c), check whether the person filing is a:

(a)	[   ]	Broker or dealer registered under section 15 of the Act (15
		U.S.C. 78o).

(b)	[   ]	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)	[   ]	Insurance company as defined in section 3(a)(19) of the Act
		(15 U.S.C. 78c).

(d)	[   ]	Investment company registered under section 8 of the
		Investment Company Act of 1940 (15 U.S.C 80a-8).

(e)	[   ]	An investment adviser in accordance with Section 240.13d-1(b
		(1)(ii)(E);

(f)	[   ]	An employee benefit plan or endowment fund in accordance with
		Section 240.13d-1(b)(1)(ii)(F);

(g)	[   ]	A parent holding company or control person in accordance with
		Section 240.13d-1(b)(1)(ii)(G);

(h)	[   ]	A savings associations as defined in Section 3(b) of the
		Federal Deposit Insurance Act (12
		U.S.C. 1813);
(i)	[   ]	A church plan that is excluded from the definition of an
		investment company under section 3(c)(14) of the Investment
		Company Act of 1940 (15 U.S.C. 80a-3);

(j)	[   ]	Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

Item 4.	Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially owned:
	182,400

(b)	Percent of class:
	6.08%

(c)	Number of shares as to which the person has:

	(i)	Sole power to vote or to direct the vote
		-0-

	(ii)	Shared power to vote or to direct the vote
		182,400

	(iii)	Sole power to dispose or to direct the disposition of
		-0-

	(iv) 	Shared power to dispose or to direct the disposition of
		182,400

Instruction. For computations regarding securities which represent a right to acquire an underlying security see Section 240.13d3(d)(1).

Item 5.	Ownership of Five Percent or Less of a Class

Not Applicable

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the
Security Being Reported on By the Parent Holding Company or Control Person

Not Applicable

Item 8.	Identification and Classification of Members of the Group

Not Applicable

Item 9.	Notice of Dissolution of Group

Not Applicable

Item 10. Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


June 10, 2003
________________________________________________
Date

(for Hamilton Partners)
Eric Hirsch
________________________________________________
Signature

Eric Hirsch, General Partner, Hamilton Partners
________________________________________________
Name/Title